Exhibit 10.5

Software Development Services Agreement

This Software Development Services Agreement (“Agreement”) is made and entered into as of 19 October 2024 (“Effective Date”), by and between:

ChainOn Technology (HK) Limited, a company incorporated and existing under the laws of Hong Kong, with its operating address at Unit 411, 4/F., Wing On Plaza, 62 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong SAR (“Client”); and

China H.K. Pacific Limited, a company incorporated and existing under the laws of Hong Kong, with its operating address at                                                                                        (“Developer”).

Together referred to as the “Parties”.

Developer provides software development and related services (“Services”); and Client wants to engage the Developer to provide the software development and related services (“Services”). THEREFORE, Client and Developer agree as follows:

1. Scope of Services

A.	Description of Services. Client engages Developer, and Developer accepts this engagement, to develop Software and provide related services as described in the attached Exhibit A (“Specifications”). Exhibit A shall form an integral part of this Agreement and detail specific deliverables, timelines, and any special conditions.

B.	The Software. “Software” means the computer program(s), including programming tools, scripts, and routines Developer develops or provides under this Agreement and as described in Exhibit A. Developer will design, develop, test, deliver, install, configure, integrate, customize, and otherwise provide operational Software as described in Exhibit A under all terms, conditions, and specifications set forth in this Agreement. Developer shall ensure the Software follows any specification described in Exhibit A or otherwise agreed-to in writing by the parties.

C.	Change in Services. Client and Developer may mutually agree on other services and compensation. Client may change the Services prior to assigning services to Developer, provided, however, that Developer is given notice of such change and agrees to it, in writing, before accepting the modified assignments. Developer will determine the method, details, and means of performing the Services, subject to the specifications, parameters, timeline, and goals set forth by Client.

2. Acceptance

Client will test the Software to ensure it meets the Specifications. If the Software does not meet the Specifications, Client must notify Developer within ten (10) business days, providing enough information for Developer to reproduce the issues. Developer will fix the issues within ten (10) business days. If the Software is rejected five (5) or more times, Client can terminate this Agreement. The Client shall provide timely feedback, access, and approvals required for the successful completion of the Services.

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3. Compensation

A.	Fees. Client agrees to compensate the Developer for the Services rendered in the amounts outlined in Exhibit B (“Payment Schedule”).

B.	Payment Schedule. Payments shall be made by the Client in accordance with the milestones and amounts specified in Exhibit B. Each payment shall become due upon the Developer’s submission of a valid invoice.

C.	No Additional Compensation. Developer will otherwise perform the Services at their own expenses and use their own resources and equipment. Developer acknowledges that the agreed upon compensation represents Developer’s entire compensation regarding this Agreement.

4. Term and Termination

A.	Term. This Agreement shall begin on the Effective Date and shall continue until the Services described in Exhibit A are complete, unless earlier terminated by either party.

B.	Termination. Either party may terminate this Agreement right away, with or without cause, upon fourteen (14) days advance written notice to the other party. Upon termination of this Agreement, Client will pay any outstanding compensation owed to Developer as of the termination date, including any compensation owed to Developer for any Services rendered as of the effective date of termination.

5. Business Relationship

A.	Independent Contractor. It is understood by the parties that Developer is an independent contractor regarding Client, and not an employee of Client. Client will not provide employee benefits, including health insurance benefits, paid vacation, or any other employee benefit, to benefit the Developer.

B.	No Exclusivity. The relationship between Developer and Client shall be a non-exclusive one. Developer also perform services for other organizations and/or individuals. Client has no right to further ask about the Developer’s other activities.

C.	Professional Capacity. Developer is a professional who uses their own professional and business methods to perform services. Developer has not and will not receive training from Client regarding how to perform the Services.

D.	No Set Work Hours. Developer has no set hours of work. There is no requirement that Developer work full time or during specific hours.

6. Intellectual Property Ownership

The parties agree that the Client is the rightful owner of all Work Product.

A.	“Work Product”. Refers to any materials, inventions, creations, or improvements made by the Developer during or due to providing the Services, including deliverables and modifications to Client’s own software. Developer grants Client full ownership of all Work Product created hereunder, except as stated in subsection (c) (Existing Technology). Developer may use any general know-how, knowledge, and skills gained before or during this Agreement.

B.	Deliverables. Developer agrees that upon completion or termination of this Agreement, one copy of all Work Product, including all data, information, source code, object code and technical documentation, compiled by Developer as part of the Services and Software, shall be delivered to Client.

C.	Existing Technology. Developer owns, has developed, has acquired, or has obtained exclusive license rights to certain software, know-how, and trade secrets, and all intellectual property rights, before or independent of this Agreement (the “Developer Background Technology”) that Developer considers proprietary. Developer shall retain all rights and ownership in all the Developer Background Technology. If any Work Product under this Agreement includes any Developer Background Technology, Developer grants Client a perpetual, royalty-free, non-exclusive, non-sublicensable and irrevocable license to use such Developer Background Technology.

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7. Confidentiality

Both parties may have access to proprietary, private and/or confidential information of the other party. “Confidential Information” as used herein shall mean all non-public information which relates or refers to the operation of the business of the party, including without limitation, all financial, investment, operational, staff, sales, marketing, managerial and statistical information of the party, and any trade secrets, customer lists, or pricing information, which its nature and the manner of disclosure are such that a reasonable person would understand it to be confidential. Both parties will not at any time publicly divulge, reveal, or communicate any Confidential Information, except for the performance of the Services. Both parties will protect this information and treat the Confidential Information as strictly confidential. This provision shall continue to be effective after the termination of this Agreement. Upon termination of this Agreement, both parties will return or delete all Confidential Information of the other party, whether physical or electronic, and other items that were used, created, or controlled by the other party during the term of this Agreement.

The parties agree that any Confidential Information revealed before the execution of this Agreement was intended to be and shall be subject to the terms of this Agreement.

8. Indemnification

Each party agrees that it shall defend, indemnify and hold harmless the other party and its affiliates, and their respective officers, directors, employees, successors, and assigns, against any losses, payments, costs, damages, claims, demands, suits, liability, expenses, fines, penalties or judgments (including without limitation actual attorney’s fees and expenses) (collectively, “Expenses”) relating to its own performance under this Agreement, its breach of the representations or warranties herein.

9. Warranty

Developer warrants that: A. All Work Product, excluding any approved Third-Party Materials Open-Source Components, is or will be the original creation of the Developer. B. Developer shall not knowingly introduce through any means, any virus, worm, trap, trap door, back door, or any contaminant or disabling devices, including, but not limited to, timer, clock, counter, or other limiting codes, commands, or instructions intended to damage or disable (“Harmful Code”) the Software. If Developer introduces such Harmful Code, Developer shall immediately, and at Developer’s sole expense, replace and install all copies of the Software containing the Harmful Code.

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, DEVELOPER HEREBY DISCLAIMS ALL WARRANTIES WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO THIS AGREEMENT.

10. Force Majeure

No party shall be liable or responsible to the other party, nor be considered to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to pay the other party), when and to the extent this failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, or explosion; (c) war, invasion, riot or other civil unrest; (d) actions, embargoes or blockades in effect on or after the date of this Agreement; and (e) disease, pandemic, or other national or regional emergency (each of the foregoing, a “Force Majeure Event”). A party whose performance is affected by a Force Majeure Event shall give notice to the other party, stating the time the occurrence is expected to continue and shall use careful efforts to end the failure or delay and reduce the effects of such Force Majeure Event. If a Force Majeure event lasts for over thirty (30) days, either party may terminate this Agreement.

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11. Dispute Resolution

If any dispute arises under this Agreement, Developer and Client shall negotiate in good faith to settle such dispute. If the parties cannot resolve such disputes themselves, then either party may submit the dispute to mediation by a mediator approved by both parties. If the parties cannot agree with any mediator or if either party does not wish to abide by any decision of the mediator, they shall submit the dispute to binding arbitration according to the rules of the Hong Kong International Arbitration Centre (HKIAC). The costs of the arbitration proceeding shall be borne according to the division of the arbitrator, who may apportion costs equally or under any finding of fault or lack of good faith of either party. The arbitrator’s award will be final, and judgment may be entered upon it by any court having proper jurisdiction. The jurisdiction for any dispute shall be administered in Hong Kong SAR.

12. General Terms

A.	Notice. Notice may be made by a (i) written email with a required delivery receipt to sender; or by a (ii) written letter sent by regular mail, postage prepaid, registered, or certified return receipt requested. Notices by email are considered to have been received as of the time and date stamp on the delivery receipt to sender. Notices delivered by mail are considered to have been received three (3) days after the date of mailing on the return receipt. Each party giving notice shall address the notice to the parties at the addresses herein or at such other addresses as the parties may provide.

B.	Executed Originals. The parties agree that digitally signed, scanned, or faxed copies of this Agreement and any exhibit attached shall be considered to have the same legal force and effect as the original signed version.

C.	Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the non-breaching party.

D.	Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be considered written, construed, and enforced as so limited.

E.	Amendment. This Agreement may be changed or amended in writing by mutual agreement between the parties if the writing is signed by the party required under the amendment.

F.	Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong SAR.

G.	Entire Agreement. This Agreement, along with any attachments or addendums, represents the entire agreement between the parties. Therefore, this Agreement supersedes any prior agreements, promises, conditions, or understandings between the Client and Development. This Agreement can be changed or amended if the amendment is made in writing and is signed by both parties.

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For and On Behalf of ChainOn Technology (HK) Limited (“Client”)

/s/ Lau Wai Lun
Lau Wai Lun, Director
19 October 2024

For and On Behalf of China H.K. Pacific Limited (“Developer”)

/s/ Chan Ho Yan
Chan Ho Yan, Director
19 October 2024

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Exhibit A: Specifications

Decentralized Storage Network

The Developer shall design, develop, and deliver the following modules and functionalities (collectively, the “Software”) and related services (“Services”):

1. Decentralized Storage Network Architecture Design	Design the architecture for a scalable and resilient decentralized storage network

Define data replication, sharding, and redundancy mechanisms for secure storage

Specify network protocols, consensus mechanisms, and integration points with smart contracts

2. Blockchain and Smart Contract Integration	Develop and integrate smart contracts to manage storage agreements, incentives, and access control

Ensure interoperability with BUZZUP ecosystem components and Ethereum-compatible network (if applicable)

Automate storage allocation, retrieval, and payment mechanisms

3. Project Management and Technical Review	Conduct technical reviews of architecture, design, and implementation to ensure compliance with project requirements, security standards, and best practices

Monitor progress, identify risks, and provide recommendations for mitigation or improvement

Facilitate communication between stakeholders, development teams, and third-party service providers to maintain alignment and project efficiency

4. Node Deployment and Configuration	Deploy storage nodes according to the network architecture design

Configure network routing, peer discovery, and replication strategies

Validate network stability, connectivity, and data integrity across nodes

5. Backend and API Development	Implement backend APIs to manage file upload, retrieval, and user accounts

Ensure secure and efficient integration with smart contracts and storage nodes

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6. Security Implementation	Implement end-to-end encryption for data at rest and in transit

Set up access control mechanisms to protect sensitive data and maintain user privacy

Establish monitoring and alerting for potential security breaches or anomalies

7. Functional and QA Testing	Conduct unit, integration, and system testing for all modules

Support Client User Acceptance Testing (UAT) and resolve all critical bugs prior to deployment

8. Load Testing and Performance Tuning	Perform load testing to verify network performance and resilience under high demand

9. Production Deployment and Handover	Deploy the completed Decentralized Storage Network to the designated production environment, ensuring all components are fully operational and integrated

Conduct final system verification, including functional, performance, and security checks, to confirm the system meets agreed specifications

Offer support during the initial transition period to address any post-deployment issues or clarifications required

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Exhibit B: Payment Schedule

The Parties agree that the Service Fees shall be payable in accordance with the following milestones and amounts:

Milestone 1

●	Project Architecture Design: HKD 80,000.00
●	Blockchain and Smart Contract Integration: HKD 100,000.00
●	Project Management and Technical Review: HKD 60,000.00 Total for Milestone 1: HKD 240,000.00 Invoice: To be issued upon completion of Milestone 1. Target Completion Date: 22 November 2024.

Milestone 2

●	Node Deployment and Configuration: HKD 100,000.00
●	Backend and API Development: HKD 95,000.00
●	Security Implementation: HKD 60,000.00 Total for Milestone 2: HKD 255,000.00 Invoice: To be issued upon completion of Milestone 2. Target Completion Date: 3 January 2025.

Milestone 3

●	Functional and QA Testing: HKD 85,000.00
●	Load Testing and Performance Tuning: HKD 70,000.00
●	Production Deployment and Handover: HKD 62,562.00 Total for Milestone 3: HKD 217,562.00 Invoice: To be issued upon completion of Milestone 3 and overall Service Completion. Target Completion Date: 31 January 2025

Grand Total

The total Service Fees payable under this Agreement shall be HKD 712,562.00.

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